                                                                       EXHIBIT 1

                                                Option B: Cash and Wickes Shares

                    PURCHASE AND SALE OF NOTES AND INTEREST
                        IN COLLATERAL DOCUMENTS AGREEMENT

     THIS PURCHASE AND SALE OF NOTES AND INTEREST IN COLLATERAL DOCUMENTS AGREEMENT ("the Agreement") is made and entered into as of the ___ day of _________, 2001, by and between ___________, whose address is __________
(hereinafter referred to as "Holder"), and (ii) IMAGINE INVESTMENTS, INC., a Delaware corporation, with principal office and place of business at Suite 1901, 8150 North Central Expressway, Dallas, TX 75206 (hereinafter referred to as "Imagine") and Stone Holdings; Inc, a Delaware corporation, with its principal office and place of business at 8150 North Central Expressway, Dallas, TX 75206 (hereinafter referred to as "Guarantor").


                                   Recitals:

     A. On or about April 1, 1999, Holder made a loan to Riverside Group, a Florida corporation ("Borrower"), in the original principal amount of $100,000, as evidenced by one or more Promissory Notes, dated April 1, 1999 (the "Note").

     B. The Note was made pursuant to a Credit Agreement dated as of April 1, 1999 (the "Credit Agreement") pursuant to which the Holder and others (collectively, the "Holders") made loans to the Borrower aggregating $10,000,000.00 (collectively, the "Loan"). The Credit Agreement was entered into between the Borrower, the parties executing same as Holders, and Mitchell W. Legler (the "Agent"), as agent for the Holders.

     c. In accordance with the Credit Agreement, the Agent, acting for the Holders, entered into a certain Intercreditor Agreement, dated as of August 24, 1999, with American Founders Life Insurance Company and certain collateral documents with the Borrower, encumbering assets of the Borrower. Further, the Agent, acting for the Holders, entered into a Forbearance Agreement, dated as of May 8, 2000, and an Amendment to Forbearance Agreement, dated as of August 14, 2000 (together the "Forbearance Agreements"). Pursuant to the Fobearance Agreement, additional collateral for the Loan was granted by the Company to the Agent, acting for the Holders (all collateral presently securing the Loan is referred to herein as the "Collateral", and all documentation evidencing the encumbrance and pledging of such collateral is referred to herein as the "Collateral Documents"). The Credit Agreement, the Intercreditor Agreement, the Note, the Forbearance Agreement and the Collateral Documents together are referred to herein as the "Loan Documents"). The Loan is in default and the Agent, on behalf of the Holders, has demanded payment and commenced action to liquidate the Collateral.

     D. Imagine now desires to purchase all of Holder's right, title and interest in and to the Loan, the Note, all Collateral and any other security therefor, the Collateral Documents and all other Loan Documents, without recourse or warranties, except as expressly provided in this Agreement, in exchange for payment of the consideration hereinafter described, upon the terms and conditions set forth herein.

     E. Imagine has conducted its own, independent examination of the Borrower's financial condition, the Loan Documents, the Collateral and the prospects for repayment of the Loan. Imagine has not relied upon any statement or assurance from Holder, any other Holder or the Agent regarding the Borrower, the Collateral or repayment of the Loan, except as expressly provided in this Agreement.

     F. Guarantor directly or indirectly owns all the outstanding stock of Imagine.

                                   Agreement:

     NOW, THEREFORE, in consideration of payment of the "Consideration," as hereinafter defined, by Imagine to Holder, and the mutual promises and covenants contained herein and intending to be legally bound, the parties hereby agree as follows:

     1. Consideration. As consideration for the sale of the Note, Imagine shall pay, transfer and deliver cash, and Guarantor shall cause Imagine to pay, transfer and deliver, to Holder at the "Note Closing" (as defined in Section 7 hereof) (i) the sum of $______ in ("Cash Payment"), and (ii) ______ shares of common stock in Wickes, Inc. (the "Wickes Shares"). (The Cash Payment and the Wickes Shares are referred to herein as the "Consideration"). The Wickes Shares shall be represented by either (i) a stock certificate in the name of Holder or
(ii) a stock certificate in the name of Imagine duly executed and assigned into the name of Holder, signature guaranteed, with duly executed stock power and all other actions necessary to transfer the Wickes Shares into the name of Holder. After the Note Closing, Holder shall be deemed for all purposes to be the legal and beneficial owner of the Wickes Shares, subject only to the Put/Call described in Section 8 hereof.

     2. Assignment of Note. At the Note Closing, Holder shall sell, assign and deliver to Imagine, without warranty or recourse except as provided in this Agreement, Holder's entire right, title and interest in and to the Loan, the Note, all Collateral and other security therefor, the Collateral Documents and all other Loan Documents, together with any claims that Holder may have against Borrower arising out of, or in connection with, the Loan, and at the Note Closing, Imagine agrees to accept such assignment and agrees to be bound by and perform all of the provisions undertaken by Holder therein. This assignment specifically includes all "voting" or "consent" rights of Holder under or related to any and all of the Loan Documents.

     3. Representation and Warranties of Imagine and Guarantor. Imagine and Guarantor, jointly and severally, make the following representations and warranties to Holder, each of which is true and correct on the date hereof, shall remain true and correct to and including the Note Closing, shall be unaffected by any investigation hereinafter made by Holder, and shall survive the closing of the transactions provided for herein:

        (a) Imagine and Guarantor are each corporations duly organized, validly existing and in good standing under the laws of Delaware with full corporate power and authority to carry on their respective business as now conducted and to consummate the transactions contemplated by this Agreement. Imagine and Guarantor have full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Imagine and Guarantor in accordance with its terms.

          (b) Imagine and Guarantor have previously delivered to Agent copies of (1) the audited financial statements of Guarantor, prepared on a consolidating and consolidated basis, for the year ended September 30, 1999, (the "Audited Financial Statements") and the unaudited interim financial statements of Guarantor, dated September 30, 2000 (the "Interim Financial Statement") ("The Audited Financial Statement and the Interim Financial Statement are collectively referred to herein as the "Financial Statements"). The Audited Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered by such statements and fairly and accurately present the financial position of Guarantor. Since the date of the Interim Financial Statement, Guarantor's financial condition has not deteriorated in any material respect and Guarantor and its subsidiaries have not suffered any material adverse change in its business, condition (financial or otherwise), results of operations, properties or assets.

          (c) Imagine has good and marketable title to the Wickes Shares, free and clear of all liens, encumbrances, contracts, rights, options, restrictions or assignments whatsoever. The document selling, assigning, conveying and otherwise transferring from Imagine to Holder the Wickes Shares will grant and transfer to Holder good and marketable title to the Wickes Shares, free and clear of all liens, encumbrances, contracts, rights, options, restrictions and assignments whatsoever, except for the Put/Call provisions contained in Section 8 of this Agreement. The Wickes Shares are not subject to any legend or transfer restriction and to the best of Imagine's knowledge are duly and validly issued, fully paid and nonassessable.

     4. Representations and Warranties of Holder. Holder makes the following representation and warranty to Imagine, which is true and correct on the date hereof, shall remain true and correct to and including the Note Closing, shall be unaffected by any investigation hereinafter made by Imagine, and shall survive the closing of the transactions provided for herein;

          (a) Holder is the owner and holder of the Note and the rights assigned hereunder, free and clear of all rights, liens, security interests, encumbrances and the like, and has not previously pledged, discounted, sold or released any interest in the Note or rights assigned hereunder. No other party has any rights in the Note or interest in any of Holder's interests being assigned hereunder.

          (b) To the knowledge of Holder, (i) the only principal payment on the Note was in the amount of $5,000.00, paid to the Holder; and (ii) interest payments totaling $298,000.00 were paid to all of the Holders during the year 2000.

 Except for the foregoing representation and warranty, the Holder makes no representations or warranties with respect to the Note, the Loan, the Collateral or repayment prospects. The sale is "AS IS" and Holder does not guarantee payment by Borrower.

     5. Imagine's Deliveries at Note Closing. Imagine shall deliver, and Guarantor shall cause Imagine to deliver, to Holder at the Note Closing, the following documents, in each case duly executed and otherwise in proper form (unless delivery is otherwise waived by the Agent):

          (i) Cash Payment (by bank cashier's check or wire transfer of immediately available funds, as may be requested by Holder).

          (ii) A stock certificate or certificates representing the Wickes Shares, duly endorsed for transfer or with duly executed stock powers attached, signatures guaranteed.

          (iii) Escrow Agreement in the form attached as Exhibit A hereto, executed by Imagine.

          (iv) Payment of all unpaid fees and expenses of Agent and Agent's counsel, including without limitation the cost of publication of notices of foreclosure sales and real estate foreclosure title searches; provided, however, that if less than all of the Holders agree to sell their Notes to Imagine, then Imagine's payment of all unpaid fees and expenses of Agent and Agent's counsel shall be treated as an advance and deducted, pro rata, from future distributions on all notes. (The parties estimate that such fees and expenses will be approximately $175,000.)

          (v) General Release executed by Borrower in favor of Holder and Agent in the form attached as Exhibit B.

          (vi) Estoppel Agreement executed by Borrower in favor of Imagine confirming outstanding principal balance and accrued by unpaid interest on Note and that Note are free of counterclaims or defenses, in form attached as Exhibit C.

     6. Holder's Deliveries at Note Closing. Holder shall deliver to Imagine at the Note Closing the following documents, in each case duly executed and otherwise in proper form (unless delivery is otherwise waived by Imagine):

          (i) The original Note, accompanied by separate "endorsement" (the "Endorsements" referencing the Note, executed by Holder "Pay to the Order of Imagine Investments, Inc. without recourse."

          (ii)  Notice of Assignment Addressed to Agent.

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

          (iii) The Escrow Agreement, together with delivery to Escrow Agent of the Wickes Shares and stock powers executed in blank to be held pursuant to the Escrow Agreement.

          (iv) Limited Release by Agent in favor of Holder, which release shall not relieve the Holder of its obligations to indemnify the Agent pursuant to the Credit Agreement, in the form attached as Exhibit D.

     7. Time and Location of Note Closing. The closing of the assignment of Note (the "Note Closing") shall occur as soon as practical, but in no event more than 15 business days from the date of this Agreement. The Parties acknowledge that the Note Closing may be accomplished by exchange of documents by overnight courier and telecopy. The parties acknowledge the Note Closing shall be deemed to have occurred in Jacksonville, Florida.

     8.   Terms of "Call" and "Put" Upon Wickes Shares.

                (a) Call. Except as otherwise provided in Section 8(c), beginning on the Note Closing Date and ending on December 31, 2001, the Imagine shall have the absolute, irrevocable and unconditional right and the option to purchase the Wickes Shares (including, without limitation, all dividends, distributions, stock splits and the like paid or received with respect of the Wickes Shares, all of which shall be held by the Escrow Agent) from the Holder at the Purchase Price as set forth in Section 9(a) hereof and upon the Payment Terms set forth in Section 9(b) hereof (the "Call"). Imagine shall, if it desires to exercise the Call, deliver to the Escrow Agent the certificate attached as Exhibit A to the Escrow Agreement together with payment of the Purchase Price by wire transfer to the Escrow Agent, both on or before December 31, 2001.

                (b) Put. The Holder shall have the absolute, irrevocable and unconditional right and option to require Imagine to purchase the Wickes Shares for the Purchase Price as set forth in Section 9(a) hereof and upon the Payment Terms set forth in Section 9(b) hereof (the "Put"). Except as otherwise provided in Section 8(c), Holder shall, if it desires to exercise this Put, deliver at any time on or before December 26, 200l to the Escrow Agent and Imagine the Certificate attached as Exhibit B to the Escrow Agreement. Imagine shall be obligated to pay the Purchase Price and close on or before December 31, 2001 unless the Put is accelerated pursuant to Section 8(c) hereof, in which case Imagine must pay the Purchase Price and close within four (4) business days following delivery of such accelerated Put notice.

                (c) Expiration; Acceleration. The Put Option shall expire and be of no force and effect unless the written exercise notice is delivered on or before December 31, 2001. The Call Option shall expire and be of no force and effect unless the written notice and payment of the Purchase Price to the Escrow Agent has been received on or before December 31, 2001. In addition, Holder, in its discretion, may immediately accelerate the Put (and if the Put is exercised and Imagine fails to pay within four (4) business days) the Call shall be deemed to be canceled) by written notice to Imagine,

Guarantor and Escrow Agent in the event that Imagine or Guarantor (i) voluntarily files a petition under any chapter of the Bankruptcy Code; (ii) is subject to an involuntary bankruptcy which is not dismissed within 60 days; or
(iii) commences an assignment for the benefit of creditors or similar insolvency proceeding.

               (d) Time is of the Essence. Time is of the essence for exercise of the Put and Call and Payment of the Purchase Price.

               (e) Guarantee by Guarantor. Guarantor hereby unconditionally and irrevocably guarantees the payment and performance of Imagine under the Put/Call option, including without limitation the timely payment of the Purchase Price, including any increase in the Purchase Price following default and collection expenses. Imagine and Guarantor agree that if the Put or Call is exercised, payment of the Purchase Price shall be made in full without offset, deduction, setoff or defense of any kind or nature whatsoever, and the entire Purchase Price must be paid in cash.

               (f) Default Interest Rate. In the event the Put or Call is exercised and Imagine fails to pay to Holder the Purchase Price when due, the amount due shall be increased by eighteen percent interest per annum, accruing on a daily basis, until actually paid.

     9.   Purchase Price and Payment Terms.

          (a) Purchase Price. The "Purchase Price" shall be $5.025 per share. The Purchase Price per Wickes Share shall increase $0.05 each calendar month beginning March 1, 2001, until the Put/Call Closing, which $0.05 increase shall be pro rated over the course of the month in which the Put/Call Closing occurs. For example, if the Put/Call Closing occurs in a thirty-day month, then on the first day of such month the Purchase Price shall be the Purchase Price as of the end of the prior month plus $0.00167, and if the Put/Call Closing occurs on the thirtieth day of such thirty-day month, then the Purchase Price shall be the Purchase Price as of the end of the prior month plus $0.05. The amount of the Purchase Price shall be calculated by multiplying the number of Wickes Shares initially deposited in escrow by the appropriate Purchase Price per share (based on the month). The Purchase Price shall not be adjusted for stock splits, dividends or distribution with regard to the Wickes Shares. The Purchase Price shall be paid by wire transfer of immediately available Funds.

          (b) Payment Terms. The Purchase Price shall be due and payable by Imagine to Holder entirely in immediately available funds at the time of delivery to Escrow Agent of the Call Notice or within four business days following delivery of the Put Notice, which Put Notice may be delivered at any time before December 26, 2001, provided that in no event shall the Purchase Price be due and payable before December 26, 2001, except in the event of acceleration as provided in Section 8(c) hereof. Payment shall be by wire transfer of immediately available Funds to the Escrow Agent, for the account of Holder (the "Payment Terms").

          (c) No Sales. Until the Put/Call Closing or January 2, 2001 (whichever occurs first), Holder shall not sell, or offer for sale, any of the Wickes Shares or sell or offer for sale to Imagine in accordance with the Call or Put rights set forth in this Assignment any sale which is expressly subject to the Put/Call option and proxy and in which the Holder expressly agrees to be bound by this Agreement and the Escrow Agreement and deliver documentation reasonably acceptable to Escrow Agent and Imagine. Holder acknowledges that in any such sale, the certificate shall not be delivered to the Holder until expiration of the Put/Call and no such Put or Call being exercised.

          (d) Closing in Third Party's Name. In the event the Put or Call is exercised, Imagine may cause the purchase to be closed in the name of a third party purchaser designated by Imagine, provided that Imagine and Guarantor shall not be directly and primarily liable for the payment of the Purchase Price to Holder and any assignment shall not release Imagine or Holder from any obligations under this Agreement.

     10. Imagine's Grant of Proxy. Effective at the Note Closing and termination December 31, 2001 (or the earlier exercise of the Put/Call option), Holder grants Imagine an irrevocable proxy, coupled with an interest, to vote the Wickes Shares and to any successor proxies to vote the Wickes Shares.

     11. Further Acts. Holder agrees that the Holder will, at any time, and from time to time, after the date hereof, upon the request of Imagine, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such future acts, assignments, transfers, conveyances, documents and assurances, as may be requested to complete the transactions contemplated herein.

     12. Counterparts and Facsimile. This Assignment, and any other documents referenced herein, may be executed by counterparts, and by signatures to documents transmitted by facsimile, and all such facsimile signatures and counterparts shall be deemed original signatures binding on the parties.

     13. Binding Effect. This Assignment shall be binding upon and inure to their respective heirs, personal representatives, successors and assigns of Holder and Imagine.

     14. Law Governing Agreement. This Agreement shall be governed, construed and interpreted according to the internal laws of the State of Florida, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

     15.  Submission to Jurisdiction.

          (a) ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS ARISING FROM THIS AGREEMENT SHALL BE BROUGHT IN FLORIDA STATE COURT IN JACKSONVILLE, FLORIDA OR UNITED STATES FEDERAL DISTRICT COURT SITTING IN THE STATE OF FLORIDA IN JACKSONVILLE, FLORIDA AND EACH PARTY HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF

     SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINCS. IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH PARTY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFICATE OR REGISTERED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH BELOW. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. ASSIGNEE AND GUARANTOR ACKNOWLEDGE AND AGREE THAT THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN JACKSONVILLE, FLORIDA AS AN ESSENTIAL, SEPARATELY BARGAINED FOR, TERM OF THIS AGREEMENT.

          (b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     16. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

          (a) If to Holder, to the address set forth on the signature page hereto;

               (with a copy to)

               Mitchell W. Legler, Esq.
               300A Wharfside Way
               Jacksonville, FL 32207

               (and with a copy to)

               Gardner F. Davis, Esq.
               Foley & Lardner
               200 Laura Street
               Jacksonville, FL 32202
               Facsimile: (904) 359-8700


or to such other person or address as Holder shall furnish to Imagine and Guarantor in writing.

          (b)  If to Imagine, to:

               Imagine Investments, Inc.
               8105 North Central Expressway, Suite 1901
               Dallas, TX 75206
               Attention: Gary Goltz
               Facsimile: (214) 365-6905

               (with a copy to)

               Michael Fleishman, Esquire
               Greenbaum Doll & McDonald PLLC
               3300 National City Tower
               101 South Fifth Street
               Louisville, KY 40202-3197
               Facsimile: (502) 540-2106

or to such other person or address as Imagine shall furnish to Holder and Guarantor in writing.

          (c)  If to Guarantor, to:

               Stone Holdings, Inc.
               8150 North Central Expressway, Suite 1901
               Dallas, TX 75206
               Attn: Gary Goltz
               Facsimile: (214) 365-6905


               (with a copy to)

               Michael Fleishman, Esquire
               Greenbaum Doll & McDonald PLLC
               3300 National City Tower
               101 South Fifth Street
               Louisville, KY 40202-3197
               Facsimile: (502) 540-2106

or to such other person or address as Guarantor shall furnish to Holder and Imagine in writing.

     If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

     17. Costs of Litigation. The parties agree that the prevailing party in any action, proceeding or litigation (including bankruptcy) brought with respect to or to enforce any right or remedy under this Agreement (including without limitation the Put and Call and enforcement of the Guarantor's obligations) shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

     18. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein. All negotiations are merged into this Agreement.

     19. Construction. Each of the parties to this Agreement has participated equally in the drafting of this Agreement and this Agreement shall not be construed against any party on the basis of the Agreement having been drafted by such party. The language used in this Agreement shall by deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

     20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     21. Survival of Representation and Warranties. The representations, warranties, covenants and undertakings contained in this Agreement shall survive Closing and the consummation of the transactions contemplated herein.

     22. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

     23. Consent to Agent's Resignation. Holder and Imagine hereby consent to Agent's resignation pursuant to Section 13.8 of the Credit Agreement, if Agent deems such resignation appropriate in Agent's sole discretion, and Imagine further hereby waives all notice requirements of Section 13.8 of the Credit Agreement.

     24. Glossary of Terms. The following sets forth the location of definitions of capitalization terms defined in the body of this Agreement:

     Call                   -         Section 8(a)
     Cash Payment           -         Section 1
     Consideration          -         Section 1
     Note Closing           -         Section 7
     Payment Terms          -         Section 9(b)
     Purchase Price         -         Section 9(a)
     Put                    -         Section 8(b)
     Wickes Shares          -         Section 1

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

     25. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties among the parties other than those set forth or provided for herein or in the documents described herein.

     IN WITNESS WHEREOF, this Assignment has been executed by the parties hereto as of the day, month and year first above written.



                                        By:_________________________________
                                              Name:
                                              Title

                                        Address:




                                        Imagine Investments, Inc.


                                        By: _________________________________


                                                    ("Imagine")




_________________________)
                         ) SS:
_________________________)

     The foregoing instrument was acknowledged before me on this day of ___________, 2001 by ___________________________.



                                        _____________________________________
                                        Notary Public
                                        My Commission Expires:






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